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DALLAS, Texas, April 22, 1996



TOREADOR ROYALTY ANNOUNCES SECOND SHARE REPURCHASE PLAN, COMPLETES FIRST REPURCHASE



Toreador Royalty Corporation Announced today that its board of directors has authorized the repurchase of up to 150,000 shares of the company's common stock representing 2.9% of Toreador's currently outstanding shares.

Peter R. Vig, chairman, said, "This action is a further affirmation that the board regards the company's shares as undervalued and has confidence in Toreador's future. The company's strong balance sheet has sufficient funds for the second share repurchase plan as well as an aggressive exploration effort on its mineral acreage."

Purchases will be made in the open market or through privately negotiated transactions from time to time and depending upon market conditions.

Toreador also announced that its initial share repurchase authorization of 100,000 shares has been completed.

Toreador owns in excess of 530,000 net mineral acres located primarily in the Texas Panhandle and West Texas. In addition, the company owns working or royalty interests in Texas, New Mexico, Oklahoma, Arkansas, and Louisiana. Toreador's common stock is traded in the NASDAQ market under the symbol "TRGL".



Contact:                  Peter R. Vig, chairman
                          James S. Blair, vice president
                          214/369-0080